UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

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☐ Soliciting Material Pursuant to §240.14a-12

BOSTON SCIENTIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSALS TO BE VOTED UPON
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
COMMITTEES OF THE BOARD
BOARD COMMITTEE MEMBERSHIP
EXECUTIVE OFFICERS
Summary Compensation Table As of December 31, 2004
SUMMARY COMPENSATION TABLE -- (continued) As of December 31, 2004
2004 OPTION/SAR GRANTS
TOTAL 2004 OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES As of December 31, 2004
Equity Compensation Plans
REPORT ON EXECUTIVE COMPENSATION FOR 2004 OF THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT FOR 2004 OF THE AUDIT COMMITTEE
STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
HOUSEHOLDING

Natick, Massachusetts
April 4, 2005
Dear Boston Scientific Stockholder:
       You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 10, 2005, at 10:00 A.M. Eastern Time, at the Bank of America Northeast Conference and Training Center, 100 Federal Street, Boston, Massachusetts.
       This year you are being asked to (i) elect four directors, (ii) ratify the appointment of Ernst & Young LLP as our independent auditors for the 2005 fiscal year, (iii) vote upon a stockholder proposal to require majority voting for the election of directors, and (iv) act upon such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting. These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
       Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” the director nominees and the ratification of the appointment of Ernst & Young as our independent auditors and “AGAINST” the stockholder proposal regarding majority voting for the election of directors.
       At the meeting, management will also report on our 2004 performance and an opportunity will be provided for stockholders to ask questions.
       The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.
       Thank you for your cooperation.

Very truly yours,

Peter M. Nicholas
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Natick, Massachusetts
April 4, 2005
       The Annual Meeting of Stockholders of Boston Scientific Corporation will be held at the Bank of America Northeast Conference and Training Center, 100 Federal Street, Boston, Massachusetts on Tuesday, May 10, 2005, at 10:00 A.M. Eastern Time, for the following purposes:

(1)	To elect four Class I directors to serve until our 2008 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005;

(3)	To vote upon a stockholder proposal requiring majority voting for the election of directors; and

(4)	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
       Only stockholders of record at the close of business on March 18, 2005, are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.
       So that your shares will be represented whether or not you attend the Annual Meeting, please sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on your proxy card.

By Order of the Board of Directors

Paul W. Sandman
Secretary

One Boston Scientific Place
Natick, Massachusetts 01760
April 4, 2005

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Annual Meeting
      The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 10, 2005, at 10:00 A.M. Eastern Time, at the Bank of America Northeast Conference and Training Center, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect four directors, ratify the appointment of Ernst & Young LLP as our independent auditors for the 2005 fiscal year and vote upon a stockholder proposal requiring majority voting for the election of directors. Management will also report on our performance during fiscal 2004 and respond to questions from stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” mean Boston Scientific Corporation and its divisions and subsidiaries.
Who is entitled to attend and vote at the Annual Meeting?
      Stockholders of record at the close of business on March 18, 2005, are entitled to attend and vote at the Annual Meeting. Each share of our common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of Boston Scientific common stock that you own and are entitled to vote.
What do I need to bring to the Annual Meeting?
      If your shares are registered in your name, you should bring proper identification to the meeting. If your shares are held in the name of a broker, trust, bank or another nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares, along with proper identification.
What constitutes a quorum at the meeting?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 18, 2005, the record date, will constitute a quorum for purposes of the

Annual Meeting. As of March 18, 2005, 834,833,774 shares of Boston Scientific common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and “broker non-votes” (described below) will be counted.
How do I vote by proxy?
      Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States.
      If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

(1)	FOR the election of each of the four nominees for director;

(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005; and

(3)	AGAINST the stockholder proposal to require majority voting for the election of directors.
      If any other matter is properly presented at the meeting or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his or her best judgment. At present, the Board knows of no other business that is intended to be brought before or acted upon at this Annual Meeting.
Can I vote by telephone or electronically?
      If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or electronically through the Internet by following the instructions printed on your proxy card.
How do I vote if my shares are held by my broker?
      If your shares are held by your broker in “street name,” you will need to instruct your broker how to vote your shares in the method required by your broker. Your broker may also offer electronic or telephonic voting.
What discretion does my broker have to vote my shares held in “street name”?
      At this time, New York Stock Exchange rules allow your broker to vote your shares with respect to the election of directors and the ratification of our independent auditors, even if it does not receive instructions from you, so long as it holds your shares in its name. There are, however, certain matters with respect to which brokers do not have discretionary authority. Depending on the practices of your broker, this may include the vote upon the stockholder proposal to require majority voting for the election of directors. Shares represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I change my vote or revoke my proxy after I return my proxy card?
      Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•	file with our Secretary a written notice “revoking” your earlier vote;

•	submit to our transfer agent a properly completed and signed proxy card with a later date;

•	vote again telephonically or electronically (available until 11:00 p.m. Eastern Time on May 9, 2005); or

•	vote in person at the Annual Meeting.
      The last dated proxy or vote cast will be counted.
How do I vote in person?
      If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. However, if your shares are held in the name of your broker, trust, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 18, 2005, the record date for voting.
      Please bring proper identification to the Annual Meeting.
How do I vote my 401(k) and GESOP shares?
      If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (401(k) Plan) or participate in our Global Employee Stock Ownership Plan (GESOP), you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of our 401(k) Plan and GESOP how to vote any Company shares held in these plans on your behalf.
Who is the Company’s transfer agent?
      Our transfer agent is Mellon Investor Services LLC. Representatives of Mellon Investor Services LLC will tabulate the vote and act as inspector of election at the Annual Meeting.
What vote is required to approve each proposal?

(1)	For the Election of Directors. The four nominees for director receiving the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will be counted for purposes of determining whether there is a quorum, but will not count either “for” or “against” the nominee.

(2)	For All Other Matters. For each other matter expected to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares participating in the voting on each proposal is required for approval. At present, the Board knows of no other matters to be presented for stockholder action at the Annual Meeting. A properly executed proxy marked “abstain” with respect to any of these matters will not be voted “for” or “against” the proposal(s), but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote.

Is voting confidential?
      Yes. We will treat proxy cards, ballots and voting tabulations as confidential. Generally, only the inspectors of election and certain employees associated with processing proxy cards, counting the vote or administering the meeting have access to these documents.
How is the Company soliciting proxies?
      We will solicit proxies chiefly by mail, but additional solicitations may be made by electronic delivery, telephone or other media by our officers or employees. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.

PROPOSALS TO BE VOTED UPON
Proposal 1: Election of Directors.
      Currently, our Board of Directors consists of twelve members, divided into three equal classes. Each class serves for a period of three years. The classes are arranged so that the terms of the directors in each class expire at successive Annual Meetings. Occasionally, a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of our Class I directors expires at this Annual Meeting. The Board has nominated each of the following incumbent Class I directors to stand for re-election for a term of three years expiring at our 2008 Annual Meeting and until his successor has been elected and qualified: Ray J. Groves, Peter M. Nicholas, Warren B. Rudman and James R. Tobin.
      We know of no reason why any of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.
Class I Directors (Term Expires 2008)
The Incumbent Nominees

Name

Ray J. Groves Age 69 Director since 1999	Ray J. Groves has been a Director of Boston Scientific since 1999 and is Senior Advisor of Marsh Inc., a subsidiary of Marsh & McLennan Companies, Inc. Previously, he served as Chairman and Chief Executive Officer of Marsh Inc. from 2003 to 2004 and President from 2001 to 2003. Prior to that Mr. Groves served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the boards of directors of Electronic Data Systems Corporation and The Gillette Company. Mr. Groves is a member of the Council on Foreign Relations. He is a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. Mr. Groves is former Chairman of the board of directors of the American Institute of Certified Public Accountants. He is a member and former Chair of the board of directors of The Ohio State University Foundation and a member of the Dean’s Advisory Council of the Fisher College of Business. He is a former member of the Board of Overseers of The Wharton School of the University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is a managing director of the Metropolitan Opera Association. Mr. Groves received a B.S. degree from The Ohio State University.

Class I Directors (Term Expires 2008) (continued)

Peter M. Nicholas Age 63 Director since 1979	Peter M. Nicholas, a co-founder of Boston Scientific, has been Chairman of the Board since 1995. He has been a Director since 1979 and served as our Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining us, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman of the Board of Trustees of Duke University and a member of the Board’s Executive Committee. Mr. Nicholas is also a Fellow of the American Academy of Arts and Sciences and a member of the Trust for that organization. He has also served on several for profit and not-for-profit boards. Mr. Nicholas is a member of the Massachusetts Business Roundtable, Massachusetts Business High Technology Council, CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also the brother of N.J. Nicholas, Jr., one of our directors.

Warren B. Rudman Age 74 Director since 1999	Senator Warren B. Rudman has been a Director of Boston Scientific since 1999. Senator Rudman has been Of Counsel to the international law firm Paul, Weiss, Rifkind, Wharton, and Garrison LLP since January 2003. Previously, he was a partner of the firm since 1992. Prior to joining the firm, he served two terms as a U.S. Senator from New Hampshire from 1980 to 1992. He serves on the boards of directors of Allied Waste Industries, Inc., Collins & Aikman Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is the founding co-chairman of the Concord Coalition and also serves on the board of directors of the Council on Foreign Relations. Senator Rudman received a B.S. from Syracuse University and an LL.B. from Boston College Law School and served in the U.S. Army during the Korean War.

James R. Tobin Age 60 Director since 1999	James R. Tobin is our President and Chief Executive Officer and also serves as a Director. Prior to joining us in March 1999, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter International, including President and Chief Operating Officer from 1992 to 1994. Previously, he served at Baxter as Managing Director in Japan, Managing Director in Spain, President of Baxter’s I.V. Systems Group and Executive Vice President. Mr. Tobin currently serves on the boards of directors of Curis, Inc. and Applera Corporation. Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.
The Board recommends that you vote “FOR” the election all four nominees for director.

STOCK OWNERSHIP
Who are the largest owners of the Company’s stock?
      Set forth below are stockholders known by us to beneficially own more than 5% of our common stock. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, the persons and entities named below have sole voting and investment power over the shares listed. The table below outlines, as of January 31, 2005, the beneficial ownership of these individuals and entities. As of January 31, 2005, there were 837,776,927 shares of our common stock outstanding.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
As of January 31, 2005

	Number of Shares		Percent of
Name and Address	Beneficially Owned		Shares Outstanding

John E. Abele	59,001,038	(1)	7.0%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Robert M. Dombroff	65,500,657		7.8%
as Trustee of The Abele Children’s Irrevocable Trust Dated October 29, 1979 c/o Bingham McCutchen LLP 1 State Street Hartford, CT 06103

Peter M. Nicholas	107,037,977	(2)	12.7%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Promerica, L.P.	98,475,630	(3)	11.8%
Peter M. Nicholas, General Partner c/o The Bollard Group One Joy Street Boston, MA 02108

(1)	Includes 3,795,100 shares of stock held by a charitable trust of which Mr. Abele shares voting and investment control, 361,438 shares of common stock held by a trust of which Mr. Abele shares voting and investment control and 181,000 shares subject to exercisable options granted pursuant to our 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, with respect to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 98,475,630 shares of common stock held by Promerica, L.P., separately presented, a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 2,371,386 shares subject to exercisable options granted pursuant to our 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as trustees of an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(3)	These shares are also included in the shares held by Mr. Peter M. Nicholas, separately presented, because as general partner of Promerica, L.P., Mr. Nicholas is deemed to have beneficial ownership of these shares.

How much stock do the Company’s directors and executive officers own?
      The following table shows, as of January 31, 2005, the amount of our common stock beneficially owned by:

(1)	our directors;

(2)	our executive officers named in the Summary Compensation Table below; and

(3)	all of our directors and executive officers as a group.
STOCK OWNERSHIP OF OFFICERS AND DIRECTORS
As of January 31, 2005

	Number of Shares	Percent of
Name	Beneficially Owned	Shares Outstanding

John E. Abele(1)	59,001,038	7.0%
Ursula M. Burns(2)	11,499	*
Joel L. Fleishman(3)	130,566	*
Marye Anne Fox(4)	15,313	*
Ray J. Groves(5)	32,999	*
Ernest Mario(6)	145,999	*
N.J. Nicholas, Jr.(7)	655,821	*
Peter M. Nicholas(8)	107,037,977	12.7%
John E. Pepper(9)	31,733	*
Uwe E. Reinhardt(10)	33,999	*
Warren B. Rudman(11)	22,999	*
James R. Tobin(12)	3,087,394	*
Lawrence C. Best(13)	2,122,566	*
Fredericus A. Colen(14)	90,774	*
Paul A. LaViolette(15)	1,564,048	*
Paul W. Sandman(16)	663,519	*
All directors and executive officers as a group (26 persons)(17)	176,277,955	20.8%

*	Reflects beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)	Includes 3,795,100 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 361,438 shares of stock held by a trust to which Mr. Abele shares voting and investment control and 181,000 shares subject to exercisable options granted pursuant to our 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, as to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 3,999 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 4,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to our 2000 Long-Term Incentive Plan, as to which Ms. Burns has sole voting but not investment power. Excludes 6,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 2,879 common stock equivalents which Ms. Burns has deferred pursuant to our Deferred Compensation Program offered to non-employee directors.

(3)	Includes 47,999 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, and 2,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to our 2000 Long-Term Incentive Plan, as to which Mr. Fleishman has sole voting but not investment power. Excludes 4,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and deferred pursuant to our Deferred Compensation Program offered to non-employee directors. Also excludes 12,750 shares held by a charitable foundation of which Mr. Fleishman is the president and as to which Mr. Fleishman disclaims beneficial ownership.

(4)	Includes 7,999 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 704 shares owned by Dr. Fox’s spouse as to which she disclaims beneficial ownership. Excludes 10,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 6,001 common stock equivalents which Dr. Fox has deferred under our Deferred Compensation Program offered to non-employee directors.

(5)	Includes 23,999 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Excludes 14,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 16,473 common stock equivalents which Mr. Groves has deferred under our Deferred Compensation Program offered to non-employee directors.

(6)	Includes 20,000 shares held by a self-directed IRA and 17,100 shares held by Dr. Mario’s spouse as to which he disclaims beneficial ownership. Excludes 14,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 6,769 common stock equivalents which Dr. Mario has deferred under our Deferred Compensation Program offered to non-employee directors.

(7)	Includes 17,333 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, 40,000 shares of stock held by Mr. N.J. Nicholas, Jr., as sole trustee of a revocable trust and 566,622 shares of stock held by Ruth V. Lilly Nicholas and N.J. Nicholas, Jr., as trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. N.J. Nicholas, Jr. disclaims beneficial ownership. Excludes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as Trustees of an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s children as to which Mr. N.J. Nicholas, Jr. disclaims beneficial ownership. Also excludes 14,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 21,233 common stock equivalents which Mr. N.J. Nicholas, Jr. has deferred pursuant to our Deferred Compensation Program offered to non-employee directors.

(8)	Includes 98,475,630 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 2,371,386 shares subject to exercisable options granted pursuant to our 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as Trustees of an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of stock held by Ruth V. Lilly Nicholas and N.J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(9)	Includes 1,333 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 2,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan subject to certain tax withholding and forfeiture provisions, as to which Mr. Pepper has sole voting but not investment power. Also includes 2,400 shares owned by Mr. Pepper’s spouse as to which he disclaims beneficial ownership.

(10)	Includes 3,999 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 6,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan subject to certain tax withholding and forfeiture provisions granted pursuant to our 2000 Long-Term Incentive Plan, as to which Dr. Reinhardt has sole voting but not investment power. Also includes 14,000 shares of stock owned by Dr. Reinhardt’s spouse as to which he disclaims beneficial ownership.

(11)	Includes 15,999 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 1,000 shares of stock owned by Senator Rudman’s spouse as to which he disclaims beneficial ownership. Excludes 14,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and 15,177 common stock equivalents which Senator Rudman has deferred under our Deferred Compensation Program offered to non-employee directors.

(12)	Includes 2,977,500 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans, of which 1,000,000 of these stock options are held by a grantor retained annuity trust. Also includes 9,894 shares held in Mr. Tobin’s 401(k) account.

(13)	Includes 2,086,000 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 6,128 shares held in Mr. Best’s 401(k) account.

(14)	Includes 90,774 shares of common stock subject to exercisable options granted pursuant to our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans.

(15)	Includes 1,519,750 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 9,755 shares held in Mr. LaViolette’s 401(k) account.

(16)	Includes 627,500 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 2,900 shares of stock held by Mr. Sandman as custodian for his child as to which he disclaims beneficial ownership. The balance (except four shares) is held jointly by Mr. Sandman and his spouse, with whom he shares voting and investment control.

(17)	Please refer to footnotes 1 through 16 above. Includes 11,518,427 shares of common stock subject to exercisable options granted pursuant to our Non-Employee Directors’ Stock Option and 1992, 1995, 2000 and 2003 Long-Term Incentive Plans.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
The Board of Directors
Who sits on the Company’s Board of Directors?
      Currently, our Board of Directors consists of twelve members, divided into three equal classes. Each class serves for a period of three years. The classes are arranged so that the terms of the directors expire at successive Annual Meetings. Occasionally a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of our Class I directors expires at this Annual Meeting. The Board has nominated each of the following incumbent Class I directors to stand for re-election for a term of three years expiring at our 2008 Annual Meeting and until his successor has been elected and qualified: Ray J. Groves, Peter M. Nicholas, Warren B. Rudman and James R. Tobin.
      The following directors hold the Company’s remaining Board seats:
Class II Directors (Term Expires 2006)

John E. Abele Age 68 Director since 1979	John E. Abele, our co-founder, has been a Director of Boston Scientific since 1979. Mr. Abele was our Treasurer from 1979 to 1992, our Co- Chairman from 1979 to 1995 and our Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. Mr. Abele is also the owner of The Kingbridge Centre and Institute, a 120-room conference center in Ontario that provides special services and research to businesses, academia and government. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the Chairman of the Board of the FIRST (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst College.

Joel L. Fleishman Age 70 Director since 1992	Joel L. Fleishman has been a Director of Boston Scientific since 1992. He is also Professor of Law and Public Policy at Duke University where he has served in various administrative positions, including First Senior Vice President, since 1971. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the founding director of Duke University’s Terry Sanford Institute of Public Policy. He is the director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions. From 1993 to 2001, Mr. Fleishman took a part-time leave from Duke University to serve as President of the Atlantic Philanthropic Service Company, the U.S. affiliate of Atlantic Philanthropies. Mr. Fleishman also serves as a member of The John and Mary Markle Foundation, Chairman of the Board of Trustees of the Urban Institute, Chairman of The Visiting Committee of the Kennedy School of Government, Harvard University, and as a director of Polo Ralph Lauren Corporation. Mr. Fleishman received A.B., M.A. and J.D. degrees from the University of North Carolina at Chapel Hill, and an LL.M. degree from Yale University.

Class II Directors (Term Expires 2006) (continued)

Ernest Mario, Ph.D. Age 66 Director since 2001	Ernest Mario has been a Director of Boston Scientific since 2001 and is currently the Chairman and Chief Executive Officer of Reliant Pharmaceuticals, Inc. Prior to joining Reliant Pharmaceuticals in April 2003, he was the Chairman of IntraBiotics Pharmaceuticals, Inc. from April 2002 to April 2003. Dr. Mario also served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company, from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation and Chairman and Chief Executive Officer from 1997 to 2001. Dr. Mario presently serves as the Chairman of the Board of Pharmaceutical Product Development, Inc. and is a member of the boards of directors of Maxygen, Inc. and IntraBiotics, Inc. He is also a Trustee of Duke University and Chairman of the Board of the Duke University Health System. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

Uwe E. Reinhardt, Ph.D. Age 67 Director since 2002	Uwe E. Reinhardt has been a Director of Boston Scientific since 2002. Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of Duke University and the Duke University Health System, H&Q Healthcare Investors and H&Q Life Sciences Investors. He is also the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured and a member of the boards of directors of Amerigroup Corporation and Triad Hospital, Inc. Dr. Reinhardt is also a member of the Institute of Medicine of the National Academy of Sciences and U.S. Department of Health and Human Services. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in economics from Yale University.

Class III Directors (Term Expires 2007)

Ursula M. Burns Age 46 Director since 2002	Ursula M. Burns has been a Director of Boston Scientific since 2002. Ms. Burns is President of Business Group Operations and Corporate Senior Vice President of Xerox Corporation. Ms. Burns joined Xerox in 1980, subsequently advancing through several engineering and management positions. Ms. Burns served as Vice President and General Manager, Departmental Business Unit from 1997 to 1999, Senior Vice President, Worldwide Manufacturing and Supply Chain Services from 1999 to 2000, Senior Vice President, Corporate Strategic Services from 2000 to October 2001 and President of Document Systems and Solutions Group until her most recent appointment in January 2003. She serves on the boards of directors of American Express Corporation, the National Association of Manufacturers, the FIRST Foundation and the Rochester Business Alliance and is a Trustee of the University of Rochester. Ms. Burns earned a B.S. degree from Polytechnic Institute of New York and an M.S. degree in mechanical engineering from Columbia University.

Marye Anne Fox, Ph.D. Age 57 Director since 2001	Marye Anne Fox has been a Director of Boston Scientific since 2001. Dr. Fox has also been Chancellor of the University of California, San Diego and Professor of Chemistry since August 2004. Prior to that, she served as Chancellor of North Carolina State University and Distinguished University Professor of Chemistry from 1998 to 2004. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the boards of directors of Red Hat Corp., Pharmaceutical Product Development, Inc., Burroughs-Wellcome Trust and the Camille and Henry Dreyfus Foundation. Dr. Fox also serves on the board of directors of W.R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. She has been honored by a wide range of educational and professional organizations, and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College.

Class III Directors (Term Expires 2007) (continued)

N. J. Nicholas, Jr. Age 65 Director since 1994	N.J. Nicholas, Jr. has been a Director of Boston Scientific since 1994 and is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Time Warner Cable, Inc. He has served as a director of Turner Broadcasting and a member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is the Chairman of the Board and a Trustee of Environmental Defense and a member of the Council of Foreign Relations. Mr. Nicholas received an A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School. He is also the brother of Peter M. Nicholas, Chairman of the Board.

John E. Pepper Age 66 Director since 2003	John E. Pepper has been a Director of Boston Scientific since 2003 and he previously served as a Director of Boston Scientific from November 1999 to May 2001. Mr. Pepper is Vice President for Finance and Administration of Yale University. Previously, he served as Chairman of the executive committee of the board of directors of The Procter & Gamble Company until December 2003. Since 1963, he has served in various positions at Procter & Gamble, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and director since 1984. Mr. Pepper is a member of the boards of directors of Xerox Corporation and Motorola Inc., serves on the board of directors and is Honorary Co-Chair of the National Underground Railroad Freedom Center, and is a member of the Executive Committee of the Cincinnati Youth Collaborative. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctoral degrees from The Ohio State University, Xavier University, Mount St. Joseph College and St. Petersburg University (Russia).

CORPORATE GOVERNANCE
      Our Board of Directors has established a Corporate Governance Manual to guide the operation and direction of the Board and its committees. The Corporate Governance Manual consists of our Corporate Governance Guidelines, charters for the standing committees of the Board, and our Code of Conduct. A current copy of our Corporate Governance Guidelines, committee charters and Code of Conduct are available at www.bostonscientific.com and may also be obtained free of charge by written request to: Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537.
Are a majority of the Company’s Board of Directors independent from management?
      Yes. Our Corporate Governance Guidelines require a significant majority of the Board be independent. Our common stock is listed on the New York Stock Exchange (NYSE). In accordance with current NYSE rules and our own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are deemed “independent”: Ursula M. Burns, Joel L. Fleishman, Marye Anne Fox, Ray J. Groves, Ernest Mario, John E. Pepper, Uwe E. Reinhardt and Warren B. Rudman. Currently eight out of the twelve members of our Board are independent.
How does the Board determine a non-employee director is “independent”?
      To be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with the Company. In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or if the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director or the director’s immediate family member is a current partner of the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or the director’s immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or the director’s immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that other company’s compensation committee.

•	The director is a current employee, or the director’s immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•	Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•	Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

      For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules.
      The Board monitors its compliance with the NYSE requirements for director independence on an ongoing basis.
How are nominees for the Board selected?
      Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the general criteria outlined in our Corporate Governance Guidelines (which are available on our website at www.bostonscientific.com). The qualifications of candidates recommended by stockholders will be reviewed and considered by the Nominating and Governance Committee with the same degree of care and consideration as candidates for nomination to the Board submitted by Board members and the Chief Executive Officer. Under our By-Laws and SEC regulations, any stockholder proposal or director nominations for the 2006 Annual Meeting of Stockholders must be received on or before December 7, 2005 in order to be considered for inclusion in our 2006 Proxy Statement. Please address your proposal, recommendation or nomination to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

Can I contact the Company’s directors directly?
      Yes. Stockholders and other interested parties who wish to communicate directly with any member of our Board of Directors, or our non-management directors as a group, may do so by writing to the Board of Directors, Boston Scientific Corporation, c/o General Counsel, One Boston Scientific Place, Natick, MA 01760-1537 or by contacting the non-management directors via email at non-managementdirectors@bsci.com. In addition, stockholders and other interested parties may contact the chairperson of each committee at the following email addresses: AuditCommittee@bsci.com, StrategicInvestmentCommittee@bsci.com, NominatingandGovernanceCommittee@bsci.com, and CompensationCommittee@bsci.com. The Board has authorized the office of our General Counsel to review and organize, but not screen, communications from stockholders and/or interested parties and deliver them to the Board.
Does the Company have regular meetings of its independent directors?
      Yes. The non-management directors or independent directors meet in executive sessions without management directors at every regularly scheduled Board meeting and at such other times as they deem appropriate but, in any event, at least once annually. The chairperson of the Nominating and Governance Committee presides at executive sessions of non-management directors, and in his or her absence, the chairperson of the Audit Committee will preside, and in his or her absence, the chairperson of the Executive Compensation and Human Resources Committee will preside.
Does the Company separate the roles of Chairman of the Board and Chief Executive Officer?
      Yes. We separate the roles of Chairman of the Board and Chief Executive Officer.

COMMITTEES OF THE BOARD
What committees has the Board established?
      Our Board of Directors has standing Audit, Executive Compensation and Human Resources, Nominating and Governance, and Finance and Strategic Investment Committees. The charters of the standing Committees of the Board are available on our website at www.bostonscientific.com.
What Committees of the Board are comprised of a majority of independent directors?
      All of the members of the Audit Committee, the Executive Compensation and Human Resources Committee, and the Nominating and Governance Committee are independent directors under the criteria for independence required by law, the NYSE rules and under our categorical standards of independence. A significant majority of the members of the Finance and Strategic Investment Committee are independent directors.
      Membership on each committee is set forth in the following table as of March 1, 2005:
BOARD COMMITTEE MEMBERSHIP
As of March 1, 2005

		Executive		Finance
		Compensation	Nominating	and
		and Human	and	Strategic
	Audit	Resources	Governance	Investment
Name	Committee	Committee	Committee	Committee

Ursula M. Burns		*		*
Joel L. Fleishman	+		*
Marye Anne Fox	*			*
Ray J. Groves		*	+
Ernest Mario	*			+
N.J. Nicholas, Jr.				*
John E. Pepper	*			*
Uwe E. Reinhardt	*		*
Warren B. Rudman		+	*
James R. Tobin				*

*	Committee Member

+	Committee Chair
     Audit Committee. The Audit Committee met fourteen times during fiscal year 2004. The Board has determined that our Audit Committee is composed exclusively of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. The Board has also determined that Ernest Mario and John E. Pepper are each “audit committee financial experts” as that term is defined in the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.
      The primary purpose of the Audit Committee is to provide oversight to our accounting and financial reporting processes and audits of our financial statements. The Audit Committee primarily provides assistance to our Board of Directors in the areas of corporate accounting, internal control, independent audit and reporting practices, and maintains, by way of regularly scheduled meetings, a direct line of communication among our directors, management, our internal auditors and our independent auditors. The Audit Committee appoints our independent auditors, evaluates their qualifications, independence and performance, and reviews their reports and other services. In addition, the Audit Committee pre-approves audit, audit-related and non-audit services performed for us by our independent auditors and has the right to terminate our independent auditors. It is also responsible for monitoring our adherence to established legal and regulatory requirements, corporate policies, ethics and integrity programs and practices. The Audit Committee is governed by a written charter approved by our Board of Directors which is subject to review on an annual basis. In accordance with the rules and regulations of the SEC and the NYSE, the Audit Committee Report can be found on page 30 of this Proxy Statement.
      Executive Compensation and Human Resources Committee. The Executive Compensation and Human Resources Committee (the Compensation Committee) met seven times during fiscal year 2004. The Compensation Committee is composed of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. As outlined in its written charter, the Committee is responsible for granting stock options and other awards to our key employees, administering our incentive plans and reviewing, determining and recommending the compensation of our senior management. In addition, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and determines and approves the compensation of the Chief Executive Officer based on this evaluation. In accordance with the rules and regulations of the SEC and the NYSE, the Committee’s Report on Executive Compensation can be found on pages 22 to 24 of this Proxy Statement.
      Nominating and Governance Committee. The Nominating and Governance Committee met six times during fiscal year 2004. The Nominating and Governance Committee is composed of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. As outlined in its written charter, the Nominating and Governance Committee has responsibility for recommending nominees for election and re-election to the Board, ensuring that Board nominations are qualified and consistent with our needs, monitoring significant developments in the law and practice of corporate governance for directors of public companies, recommending Board committee assignments, reviewing and recommending Board policies and procedures, and overseeing the Board and each committee of the Board in their annual performance self-evaluations. In addition, the Nominating and Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, overseeing the annual assessment of the performance of the Chief Executive Officer and developing an ongoing succession plan for the Chief Executive Officer. The Committee is also responsible for overseeing the annual assessment of the performance of our senior management.
      The Nominating and Governance Committee is also responsible for reviewing with the Board, on an annual basis, the current size, structure and composition of the Board as a whole, and whether the Company is being well served by the directors taking into account: the directors’ degree of independence; business background, including any areas of particular expertise, such as accounting or related financial management expertise, marketing or technology; record of service (for incumbent directors), including attendance record; meeting preparation; overall contribution to the Board; employment status; gender; ethnicity; age; availability for service to the Company; and anticipated needs of the Company.
      Finance and Strategic Investment Committee. The Finance and Strategic Investment Committee met five times during fiscal year 2004. The primary role of this Committee is to provide a forum within the Board to review our overall financing plans and long-term strategic objectives, as well as our shorter-term acquisition and investment strategies and how these shorter-term activities fit within our overall business objectives. As outlined in its written charter, the Committee is charged with providing Board oversight of our strategic planning and activities, approving strategic transactions for which the Board has delegated authority, making recommendations to the Board regarding larger transactions, and evaluating our financial strategies and policies. The Committee has responsibility to review periodically with management our strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Committee conducts periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions. The Committee is further charged with conducting periodic reviews of our global financing objectives and strategies, including the review and approval of certain new borrowing arrangements, capital expenditures and dispositions and activities that may impact our existing capital structure.
How often did the Board meet in 2004?
      The Board met seven times in fiscal year 2004. Each director attended more than 75% of the meetings of the Board and of the Committees on which he or she served.
Does the Company have a policy regarding director attendance at Board, Board Committee and Annual Meetings?
      Yes. Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of the committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. Generally, the Board meets in February, May, July, October and December. In addition, directors are expected to use reasonable efforts to attend Annual Meetings of Stockholders. Eleven out of twelve of our directors attended last year’s Annual Meeting.
How are the Company’s directors compensated?

Employee Directors. Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees.

Non-employee Directors. We compensate our non-employee directors as follows:
                (1) an annual retainer of $50,000;
                (2) an annual fee of $10,000 for the chair of the Audit Committee;
                (3) an annual fee of $5,000 for each chair of Committees other than the Audit Committee;
                (4) an annual option grant of 2,000 shares of our common stock; and
                (5) an annual restricted grant of 2,000 shares of our common stock.
      In addition, we pay or reimburse our directors for transportation, hotel, food and other incidental expenses incurred in connection with attending Board and committee meetings and participating in director education programs. We grant options to purchase our common stock to our non-employee directors at the fair market value on the date of the grant. The options become exercisable in three approximately equal installments commencing on the first anniversary of the date of grant, and have a ten-year term. We also grant restricted stock awards to our non-employee directors at no charge, but they are subject to forfeiture restrictions. The shares become free from restriction upon the expiration of each director’s current term of office. The annual option grant and restricted stock awards are generally made on the date of each Annual Meeting, but if a director is elected to the Board on a date other than the Annual Meeting, an option grant and restricted stock award is made on the date the director is first elected to the Board. Non-employee directors may, by written election, defer receipt of all or a portion of the annual cash retainer, Committee chair fees and the restricted stock award under our Deferred Compensation Program until he or she retires from our board. Cash amounts deferred can be invested in common stock equivalents or another investment option in which we credit the amount deferred, plus accrued interest (compounded annually based upon the Moody’s Composite Yield on Seasoned Corporate Bonds as reported for the month of September of each calendar year). Amounts are only payable after a director’s termination of Board service, and may be either paid as a lump sum or in installments previously specified by the director at the time of election.
Does the Company impose Stock Ownership Guidelines upon its directors?
      Yes. All of our directors are required to have a significant personal investment in the Company through their ownership of our shares. As a guideline, each director should own at least 6,000 shares of our common stock within three years of his or her joining the Board. For purposes of satisfying this obligation, restricted stock, stock equivalent units or stock unit deferrals under our Deferred Compensation Plan may be included in the aggregate number of shares held by a director.
Does the Company have any arrangements for the Election of Directors?
      No. We do not have any current arrangements relating to the election of directors to our Board.
Did the Company have any related party transactions during 2004?
      During 2004, we made payments of approximately $600,000 to Marsh & McLennan Companies, Inc. for insurance brokerage services, a company with which our director, Ray J. Groves, is affiliated. In addition, we made payments of approximately $104,000 during 2004 to Arnold & Partner LLP, a law firm in which Paul W. Sandman’s brother is the managing partner.
      Several of our directors are affiliated with Duke University. Joel L. Fleishman has been employed by Duke University since 1971 and is currently a Professor of Law and Public Policy. Ernest Mario is a Trustee of Duke University and Chairman of the Board of the Duke University Health System. Peter M. Nicholas received his B.A. degree from Duke University and is Chairman of the Board of Trustees of Duke University and a member of the Board’s Executive Committee. Uwe E. Reinhardt is a Trustee of Duke University and the Duke University Health System. In addition, we do business in the ordinary course with the medical center and other healthcare facilities at Duke University.
      From time to time, our directors or executive officers may invest in venture funds in which we are also an investor. These venture funds are generally managed by unaffiliated third parties. Our decisions, and the decisions of our directors and executive officers, to invest in these ventures are made independently of each other.

EXECUTIVE OFFICERS
Who are the Company’s executive officers as of March 31, 2005?
      As of March 31, 2005, our executive officers were:

Name	Title

James R. Tobin	Director, President and Chief Executive Officer
Lawrence C. Best	Executive Vice President — Finance & Administration and Chief Financial Officer
Brian R. Burns	Senior Vice President, Quality
Fredericus A. Colen	Executive Vice President and Chief Technology Officer
Paul Donovan	Senior Vice President, Corporate Communications
James Gilbert	Senior Vice President
Jeffrey H. Goodman	Senior Vice President, International
Paul A. LaViolette	Chief Operating Officer
Robert G. MacLean*	Executive Vice President — Human Resources
Stephen F. Moreci	Senior Vice President and Group President, Endosurgery
Kenneth J. Pucel	Senior Vice President, Operations
Lucia L. Quinn	Senior Vice President — Assistant to the President
Mary E. Russell, M.D.	Senior Vice President — Clinical and Regulatory and Chief Medical Officer
Paul W. Sandman	Executive Vice President, Secretary and General Counsel
James H. Taylor, Jr.	Executive Vice President — Corporate Operations

*	Mr. MacLean retired from Boston Scientific on March 31, 2005. Mr. Taylor will assume leadership of the Human Resources organization in addition to his current leadership of Corporate Operations.
Where can I obtain more information about the Company’s executive officers?
      Biographical information concerning our executive officers and their ages can be found under the caption “Directors and Executive Officers of the Company” in our 2004 Annual Report on Form 10-K, which is incorporated by reference into this Proxy Statement.
Where can I obtain copies of SEC filings and other information about the Company?
      Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website (www.bostonscientific.com) as soon as reasonably practicable after we electronically file the material with or furnish it to the SEC. Our Corporate Governance Guidelines, the charters of the standing committees of the Board, and Code of Conduct, which applies to all of our directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on our website. Printed copies of these materials are available free of charge to stockholders who request them in writing from Investor Relations at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Information on our website or connected to it is not incorporated by reference into this Proxy Statement.

How were the Company’s executive officers compensated in 2004?
      The following tables show salaries, bonuses, options and other compensation earned or paid during the last three years, options granted in 2004 and options exercised in 2004 for our Chief Executive Officer and our next four most highly compensated executive officers in 2004 (the Named Officers).
Summary Compensation Table
As of December 31, 2004

					Long Term
					Compensation
		Annual Compensation			Award

				Other Annual	Shares Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Stock Options(3)	Compensation(4)

James R. Tobin	2004	$875,046	$974,927	$281,287	225,000	$16,120
President and	2003	$824,395	$1,098,666	$104,461	200,000	$13,920
Chief Executive Officer	2002	$795,038	$795,350	$74,867	200,000	$11,160
Lawrence C. Best	2004	$600,317	$501,114	$40,465	60,000	$13,360
Executive Vice President —	2003	$575,016	$527,196	$25,000	60,000	$11,160
Finance & Administration and	2002	$550,014	$541,734	$25,000	120,000	$8,760
Chief Financial Officer
Paul A. LaViolette	2004	$500,176	$501,093	$29,711	100,000	$41,205
Chief Operating Officer	2003	$458,037	$548,255	$25,000	75,000	$33,945
	2002	$428,064	$404,791	$25,000	120,000	$24,677
Paul W. Sandman	2004	$420,316	$350,799	$27,205	60,000	$84,573
Executive Vice President,	2003	$395,034	$346,435	$25,000	60,000	$75,027
Secretary and General Counsel	2002	$375,003	$369,418	$25,000	120,000	$27,620
Fredericus A. Colen	2004	$400,128	$334,226	$27,883	60,000	$60,367
Executive Vice President	2003	$375,003	$373,714	$25,000	60,000	$59,040
and Chief Technology Officer	2002	$350,002	$344,612	$25,000	120,000	$37,573

(1)	Messrs. Tobin and Colen’s 2004 bonus amounts include awards for the issuance of patents in their names pursuant to an established employee recognition program. Mr. Tobin received an award for $1,000 and Mr. Colen received an award for $500 under this program.

(2)	The amount reflected in the Other Annual Compensation column includes amounts for personal use of the Company’s aircraft: for Mr. Tobin, $255,078 and for Mr. Best, $13,071. We also annually provide executive officers an executive benefit package that includes, in addition to regular employee benefits, an allowance in the amount of $25,000 for other perquisites such as company cars, medical examinations and financial, estate and tax planning services. This column also includes amounts for incidental gifts that fall below the required disclosure thresholds.

(3)	For 2004, each of the Named Officers was granted on January 3, 2005, the number of options to purchase our common stock presented in this column. Additionally, for 2002, Mr. Tobin was granted, on February 25, 2003, options to purchase 200,000 shares of our common stock. Each of these options were granted at the fair market value on the date of grant. Shares underlying stock options for the year ended 2002 have been adjusted to reflect our two-for-one common stock split that was effected in the form of a 100% stock dividend on November 5, 2003.

SUMMARY COMPENSATION TABLE — (continued)
As of December 31, 2004

(4)	The following amounts paid to or on behalf of the Named Officers in 2004 are included in the table under the caption “All Other Compensation.”

		Term Life	Other Life
	Company Match	Insurance	Insurance
	(401(k) Plan)	Premium(a)	Premium(b)

James R. Tobin	$8,200	$7,920	—
Lawrence C. Best	$8,200	$5,160	—
Fredericus A. Colen	$8,200	—	$52,167
Paul A. LaViolette	$8,200	—	$33,005
Paul W. Sandman	$8,200	—	$76,373

(a)	Term Life Insurance Premium represents amounts paid by the Company on behalf of Messrs. Tobin and Best for term life insurance.

(b)	Other Life Insurance Premium represents amounts paid to each of Messrs. Colen, LaViolette and Sandman to fund premiums for universal life insurance as well as imputed income related to the Company’s termination of a previously established split-dollar life insurance program. The amounts reflected include a gross-up amount to cover related tax obligations.
2004 OPTION/ SAR GRANTS

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options	Employees in	Base Price	Expiration
Name	Granted(1)	2004(2)	per Share	Date	5%	10%

James R. Tobin	225,000	4.53%	$34.29	1/3/15	$4,852,079	$12,296,122
Lawrence C. Best	60,000	1.21%	$34.29	1/3/15	$1,293,888	$3,278,966
Fredericus A. Colen	60,000	1.21%	$34.29	1/3/15	$1,293,888	$3,278,966
Paul A. LaViolette	100,000	2.01%	$34.29	1/3/15	$2,156,480	$5,464,943
Paul W. Sandman	60,000	1.21%	$34.29	1/3/15	$1,293,888	$3,278,966

(1)	For purposes of 2004, we granted on January 3, 2005 options to purchase shares of common stock to our key employees, including each of the Named Officers. These options were granted at the fair market value on the date of grant and vest over four years in equal annual installments on the anniversary date of the grant.

(2)	For purposes of 2004, options to purchase 4,963,664 shares of our common stock were granted to our key employees. This number also includes options granted for 2004 on January 3, 2005 to our key employees, including each of the Named Officers.

(3)	These columns represent hypothetical future values of our stock obtainable upon exercise of stock options, net of the option’s exercise price, assuming that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the SEC and do not necessarily reflect management’s assessment of our future stock price performance.

TOTAL 2004 OPTION/ SAR EXERCISES AND YEAR-END OPTION/ SAR VALUES
As of December 31, 2004

	Shares
	Acquired on	Value	Number	Number	Value	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(2)

James R. Tobin(1)	1,050,000	$36,001,500	2,927,500	547,500	$60,040,491	$9,467,250
Lawrence C. Best	2,100,000	$76,931,640	2,086,000	180,000	$41,199,410	$1,313,250
Fredericus A. Colen	345,418	$10,220,805	90,674	177,500	$1,230,386	$1,255,625
Paul A. LaViolette	68,000	$$2,590,6350	1,519,750	193,750	$37,908,848	$1,343,700
Paul W. Sandman	0	$0	627,500	177,500	$13,355,454	$1,255,625

(1)	The number of exercisable options listed for Mr. Tobin includes 1,000,000 options held by a grantor retained annuity trust.

(2)	These values reflect the difference between the exercise price per share of in-the-money options and the last reported sales price ($35.55) of our stock on the NYSE on December 31, 2004, the last trading day of 2004, multiplied by the applicable number of shares underlying the options.
Equity Compensation Plans
      The following table summarizes information, as of December 31, 2004, relating to our equity compensation plans pursuant to which grants of options, restricted stock grants or other rights to acquire shares may be granted from time to time.

Number of
	Number of		securities remaining
	securities to be		available for future
	issued upon exercise	Weighted average	issuance under equity
	of outstanding	exercise price of	compensation plans
	options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	48,754,910	$17.84	46,564,179
Equity compensation plans not approved by security holders(2)	0	$0	0

Total	48,754,910	$17.84	46,564,179

(1)	Amounts include outstanding options under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans and our 1992 Non-Employee Directors’ Stock Option Plan. Amount in column (c) includes 1,285,512 shares available for purchase by employees under our Global Employee Stock Ownership Plan, which are not available for grant in any other form. Both our 1992 Long-Term Incentive and 1992 Non- Employee Directors’ Stock Option Plans expired on March 31, 2002, after which time grants were only issued under our 1995, 2000 and 2003 Long-Term Incentive Plans.

(2)	We have acquired a number of companies over the past several years. From time to time, we have assumed the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under the plan(s). No further options are granted under these plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2004, the aggregate number of shares to be issued under these assumed plans totaled 273,072. The weighted average exercise price of these options and warrant is $5.78.

Do the Company’s executive officers have any special employment, termination of employment or change-in-control arrangements?
      James R. Tobin serves as our President and Chief Executive Officer pursuant to a letter agreement dated March 17, 1999. The agreement provides for an initial base salary of $700,000 and an option grant of 2,000,000 shares of common stock. The option was granted at the fair market value on the date of grant and vested over a period of five years. The agreement provided for accelerated vesting if we terminated Mr. Tobin without cause before March 17, 2004.
      During 2000, we provided a home improvement loan in the amount of $400,000 to Paul A. LaViolette, who is now our Chief Operating Officer. The principal balance on the loan bears interest at the then-current applicable federal rate for medium term notes (approximately 6%) until the principal balance is paid in full. Principal, together with interest compounded quarterly, is due and payable in October 2005. In accordance with the Sarbanes-Oxley Act of 2002, we will not materially modify or renew this loan and we do not provide new loans to our executive officers.
      As former executive officers and current employees of the Company, John E. Abele and Peter M. Nicholas receive regular employee benefits, such as contributory health insurance, and are eligible to participate in most of our employee programs, such as our stock incentive program. Messrs. Abele and Nicholas also continue to receive a benefit package which consists of executive life insurance and an allowance of $25,000 per year for benefits such as medical examinations, use of company cars and estate and tax planning services. In addition, we provide Messrs. Abele and Nicholas with long-term care coverage and supplemental medical coverage and Mr. Nicholas with transportation services.
      We make annual payments to certain executive vice presidents following their retirement or termination (other than for cause) equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) for a period ending on the tenth anniversary of the policy initiation date or such other date as would allow the policy to become self-funding.
      In December 2004, we entered into a separation agreement with Dennis A. Ocwieja, Senior Vice President, Regulatory Affairs and Quality in connection with his retirement effective January 31, 2005. The terms of this agreement provide for a lump-sum payment (based on years of service) representing one-year’s salary ($310,248.38 less applicable payroll withholding), annual payments equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) until February 2010 and the transfer of certain office equipment. In addition, we paid Mr. Ocwieja an additional $100,000 for up to 50 days of transitional and consulting services which we may request during the one year period beginning on January 31, 2005. If we request additional services from Mr. Ocwieja, we will pay him $3,000 per day during this one year period. If we request additional services during the one year period beginning February 1, 2006, we have agreed to pay Mr. Ocwieja $2,000 per day for these services. The agreement also provided for a general release of claims by Mr. Ocwieja and other terms and conditions customary for agreements of this nature.
      In March 2005, we entered into a separation agreement with Robert G. MacLean, Executive Vice President, Human Resources in connection with his retirement effective March 31, 2005. The terms of this agreement provide for a lump-sum payment (based on years of service) representing two-year’s salary ($760,073.08 less applicable payroll withholding), annual payments equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) until 2008 and the transfer of certain office equipment. In addition, we paid Mr. MacLean an additional $100,000 for up to 50 days of transitional and consulting services which we may request during the one year period beginning on March 31, 2005. If we request additional services from Mr. MacLean, we will pay him $3,000 per day during this one year period. If we request additional services during the one year period beginning April 1, 2006, we have agreed to pay Mr. MacLean

$2,000 per day for these services. The agreement also provided for a general release of claims by Mr. MacLean and other terms and conditions customary for agreements of this nature.
      In addition to these agreements, our key executives, including the Named Officers, have retention and indemnification agreements with the Company. In general, the retention agreements entitle key executives to a lump sum payment of three times the executive’s base salary and assumed on-plan incentive bonus (or prior year’s bonus, if higher), if either the executive’s employment is terminated (other than for cause) or his or her duties are diminished, in each event, following a change in control. The executive would also be entitled to continuation of health and other welfare benefits for three years. In addition, we would compensate the executive for any excise tax liability he or she may incur by reason of payments made under the agreement.
      All stock options granted to our executive officers, including the Named Officers, under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans will become immediately exercisable in the event of a “change in control” or “Covered Transaction” as defined in each Plan. Additionally, under certain circumstances in the event of a change in control or Covered Transaction, options granted under (i) our 1992 Long-Term Incentive Plan prior to October 30, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) our 1995 Long-Term Incentive Plan prior to October 30, 2001 will, unless otherwise determined by the Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, and (iii) our 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity. During the fourth quarter of 2004, we modified certain of our stock option plans, principally for options granted prior to May 2001 to change the definition of “retirement” to conform to the definition we generally use in our stock option plans subsequent to May 2001.

REPORT ON EXECUTIVE COMPENSATION FOR 2004 OF THE EXECUTIVE
COMPENSATION AND HUMAN RESOURCES COMMITTEE
      The Executive Compensation and Human Resources Committee of the Company (the Compensation Committee) determines the compensation of the Company’s executive officers and oversees the Company’s executive compensation programs. Each member of the Committee has been determined by the Board of Directors to be independent. The Committee’s charter can be found on the Company’s website at www.bostonscientific.com.
What is the Company’s executive compensation philosophy?
      The Company’s executive compensation philosophy is to pay executives performance-oriented compensation determined by reference to the market in which the Company competes for talent. Executive compensation is further determined by the Company’s performance as well as the individual executive’s contribution to that performance. The Company’s compensation programs are designed to motivate, reward and retain executive talent of the caliber necessary to achieve the Company’s long-term strategic goals, incentivize executives to provide long-term growth opportunities for the Company’s stockholders and align executives’ long-term interests with those of the Company’s stockholders.
      Our executives are principally compensated through base salary, performance-based annual bonus and periodic long-term option grants. This three-part compensation approach enables the Company to remain competitive with its industry peers while ensuring that executive officers are appropriately incentivized to deliver short-term results while creating sustainable long-term stockholder value. The Compensation Committee has chosen to put a significant portion of the Company’s executives’ pay at risk, contingent upon the achievement of certain targets consistent with those typically established by other high performing organizations with which the Company competes and the Company’s strategic plan.
      In evaluating and establishing rates of base, bonus and long-term incentive pay, the Compensation Committee has periodically sought the assistance of external compensation consultants who, among other things, have assembled information concerning compensation levels and philosophies adopted by companies in the same market for executive talent. In particular, these external consultants have compared the Company’s total compensation program, which includes base salary, annual bonus pay, and long-term performance incentives with programs offered by other companies of comparable size and employee populations in the medical device, high technology and biotechnology businesses. The consultants also have looked at compensation levels and programs established by general industrial companies with similar corporate revenues. In 2004, the external consultant prepared for the Compensation Committee a competitive pay analysis of executive positions, which was based upon the compensation practices of over 700 companies including 16 companies in the Company’s peer group.
      We set our fiscal 2004 executive compensation levels and targets giving due consideration to this competitive pay analysis and the size and complexity of the Company’s business. We believe our 2004 executive compensation levels to be in line with or slightly more competitive than those of the Company’s peer group.
      This Committee has reviewed the elements of the compensation of the Company’s Chief Executive Officer and each of the Named Officers, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value of key perquisites and other personal benefits, and the terms of executive severance and change of control arrangements. Based on this review and in light of all of the circumstances, the Committee has determined the Chief Executive Officer’s and the other Named Officers’ total compensation to be reasonable.

Executive Base Salary for 2004
      We base the salaries paid to executive officers (other than the Chief Executive Officer) upon the recommendations of the Chief Executive Officer presented to this Committee for approval or modification. In general, the Committee sets base salaries at levels consistent with the average rate paid for equivalent positions by the Company’s competitors. In addition, this Committee considers each executive’s current and prior year salary and the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year.
      To remain competitive in the industry and to acknowledge individual officers’ contributions and objectives, the Committee approved competitive base salary increases for executive officers for 2004, as recommended by the Chief Executive Officer. The Committee approved more significant increases to and promotions of certain executive officers who had materially expanded responsibilities in 2004. As a result of these promotions, five new members were added to the Company’s Executive Committee in 2004.
Performance-Based Annual Bonus for 2004
      The Company’s Performance Incentive Plan for all salaried personnel seeks to provide pay for performance by linking bonus awards to both Company and individual performance through a range of award opportunities which depend upon the level of achievement of quarterly Company and individual objectives. The Committee measures corporate achievement on a quarterly basis against sales and profitability goals through a matrix of revenue and net income objectives to create a range of bonus award opportunities. The Committee measures individual achievement for an executive officer by comparing the actual performance of the executive to the goals and objectives established for the executive at the beginning of the year. Generally, annual bonus pay at the executive level is weighted toward overall corporate performance in accordance with the Committee’s belief that a principal function of executive personnel is to increase overall stockholder value. In general, actual bonus amounts for executive officers in 2004 exceeded targeted payouts as corporate performance exceeded the pre-established objectives.
Long Term Incentive Grants in 2004
      The Company’s broad-based stock option program is intended to attract, retain and motivate key employees for the long term. The Company has sought to coordinate and strengthen its stock incentive program in light of its history of acquisitions and mergers to eliminate inconsistencies among the various programs previously in place at acquired companies and to establish common objectives for all eligible employees. The Compensation Committee has approved, upon management recommendation, nonqualified stock option grants to eligible employees within the organization and across businesses in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of overall corporate objectives. Options are typically granted at fair market value as of the date of grant and vest over a period of three to five years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. Executive officers are prohibited from paying the exercise price for their options with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002.
      In accordance with the Company’s annual practice, executive officers were considered for stock option grants in December 2004 and those grants were actually made in January 2005. These options were granted at fair market value as of the date of grant and vest over four years.

How was the Company’s Chief Executive Officer compensated in 2004?
      Mr. Tobin was appointed President and Chief Executive Officer in March 1999. Pursuant to his employment contract, Mr. Tobin’s 1999 base salary, $700,000, was set at a level consistent with the Company’s historical compensation practices. Since then, the Compensation Committee has approved moderate increases in Mr. Tobin’s salary. In 2004, Mr. Tobin’s base salary was $875,000. Mr. Tobin participates in the Company’s Performance Incentive Plan. Mr. Tobin’s actual bonus amount in 2004 equaled his targeted payout amount. In 2004, Mr. Tobin’s bonus was $875,000. In determining the level of the award, the Committee considered the Company’s strong earnings, the successful launch of the TAXUS® stent system and the achievement of specified goals. Mr. Tobin also participated in the Company’s stock incentive program during 2003 and 2004. Mr. Tobin was granted in January 2005 as part of his 2004 incentive an option to purchase 225,000 shares of common stock of the Company at the fair market value on the date of grant consistent with the stock incentive program currently in place for employees generally. As part of his 2003 incentive, Mr. Tobin was granted an option to purchase 200,000 shares of common stock of the Company. The shares vest over a period of four years in equal annual installments beginning with the first anniversary of the date of grant and expire in ten years.
How is the Company addressing Internal Revenue Code limits on deductibility of compensation?
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, the Company has structured performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting the Company’s overall compensation strategy. The Company’s 1995, 2000 and 2003 Long-Term Incentive Plans, incorporate provisions intended to comply with Section 162(m) of the Code. For 2004, the Company elected to implement the compensation and performance bonus award program described above taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.
      This Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.
Members of the Executive Compensation and Human Resources Committee

Warren B. Rudman, Chairman
Ursula M. Burns
Ray J. Groves
Compensation Committee Interlocks and Insider Participation
      The members of our Executive Compensation and Human Resources Committee are Warren B. Rudman, Ursula M. Burns and Ray J. Groves. No member was an officer or employee of the Company at any time during 2004. To our knowledge, there were no other relationships involving members of the Compensation Committee or our other directors which require disclosure in this Proxy Statement.

REPORT FOR 2004 OF THE AUDIT COMMITTEE
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities set forth in the Audit Committee Charter, which can be found on the Company’s website at www.bostonscientific.com. Management has the primary responsibility for the Company’s financial statements and reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of non-audit services with the auditors’ independence.
      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, the Committee has approved and the members of the Board have agreed that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee has also approved the selection of Ernst & Young LLP as the Company’s independent auditors for 2005.
      This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.
Members of the Audit Committee

Joel L. Fleishman, Chairman	Marye Anne Fox
Ernest Mario	John E. Pepper
Uwe E. Reinhardt

STOCK PERFORMANCE GRAPH
      The graph below compares the five-year total return to stockholders on our common stock with the return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Healthcare Equipment Index. The graph assumes $100 was invested in our common stock and in each of the named indices on January 1, 2000 and that all dividends were reinvested.

	Dec. 99	Dec. 00	Dec. 01	Dec. 02	Dec. 03	Dec. 04

Boston Scientific Corporation	$100.00	$62.57	$110.26	$194.38	$336.09	$325.03

Healthcare Equipment Index	$100.00	$146.80	$139.35	$121.72	$160.73	$181.02

S&P 500 Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03

Proposal 2: Ratification of Appointment of Independent Auditors.
      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2005. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determinations regarding whether to appoint or retain a particular firm of independent auditors, the Audit Committee takes into account the views of management and our internal auditors, and will take into account the vote of our stockholders with respect to the ratification of the selection of our independent auditors.
      During 2004, Ernst & Young served as our independent auditors and also provided certain tax and other audit-related services. Representatives of Ernst & Young are expected to attend the Annual Meeting and respond to appropriate questions and, if they desire, make a statement.
      The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2005 fiscal year.
What were the fees billed during 2004 and 2003 by Ernst & Young LLP for services provided to the Company?

Type of fees	2004	2003

Audit fees(1)	$3,354,000	$2,284,000
Audit-related fees(2)	$358,000	$158,000
Tax fees(3)	$1,097,000	$1,272,000
All other fees(4)	$38,000	$29,000
Total:	$4,847,000	$3,743,000

(1)	Audit fees are fees for professional services rendered in connection with our annual audit, internal control reporting, statutory filings and registration statements.

(2)	Audit-related fees are fees for services related to assistance with internal control reporting, acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

(3)	Tax fees are fees for tax services related to tax compliance, tax planning and tax advice.

(4)	All other fees are fees for office rent in a foreign jurisdiction.
What is the Audit Committee’s pre-approval policy?
      It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent auditors. In situations where it is not possible to obtain full Audit Committee approval, the Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Ernst and Young’s services for 2004 and 2003 and, in doing so has considered whether the provision of such service is compatible with maintaining independence.

Proposal 3: Shareholder Proposal
      The Company has been notified that a representative of the United Brotherhood of Carpenters and Joiners of America intends to present the following proposal and statement of support for consideration at this Annual Meeting. The address and stock ownership of the United Brotherhood of Carpenters and Joiners of America is available to the stockholders of the Company upon request.
Majority Vote Proposal
      “Resolved: That the shareholders of Boston Scientific Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.”

The Board of Directors’ Response to the Proposal
      The Board of Directors of the Company recommends a vote “AGAINST” this proposal for the following reasons:
      This proposal requests the Board of Directors to initiate a process to provide that our director nominees be elected by a majority of the votes cast at an annual meeting of stockholders, rather than a plurality vote, in order to strengthen the Company’s governance and the Board itself. The Board does not believe that such a policy would serve these goals or be in the best interests of the Company or its stockholders.
      Under our current plurality voting system, the nominees who receive the most votes cast are elected to the Board. Under a majority voting system, even a nominee receiving significantly more votes than other nominees would fail to be elected simply because he or she did not receive a majority of the votes cast. A nominee’s not obtaining a majority of the votes cast could be due to a number of factors, including the number of nominees exceeding the number of open directorships. Under a majority voting system, if the number of nominees receiving a majority of the votes is less than the number of directorships, several things could occur, none of which would further the stated goals of improving corporate governance and the Board.
      First, under the current provisions of our charter and bylaws, an incumbent director who did not receive a majority of the votes cast could continue to hold office until his or her successor has been elected and qualified, which could be the next annual meeting at which the incumbent director is up for re-election. Or, if the director were removed or resigned, the remaining directors would, under our charter and bylaws, be entitled to fill the vacancy in order to ensure that there are enough individuals on the Board to handle its workload. In neither of these circumstances would our stockholders be involved in the process for naming a replacement director, so a majority vote standard could have the unintended consequence of making the election process less democratic than our plurality voting system.
      Alternatively, the Company could hold a run-off election in an attempt to achieve the required majority vote threshold. This would require us to conduct a second mailing and possibly initiate a proxy solicitation process, which could be expensive and would unnecessarily complicate an otherwise routine election process. In addition, the period of uncertainty regarding the make-up of the Board would be disruptive to the operations of the Board and any vacancies created could leave us unable to meet certain New York Stock Exchange requirements related to independence, financial literacy, or the like.
      Moreover, it is unclear that any change to our plurality voting system is necessary. Over the past ten years, no director nominee of the Company has received less than 96% of the votes cast at any annual meeting. Clearly, our existing voting process has resulted in a long track record of electing strong, independent boards with robust stockholder support.
      The Board shares the Brotherhood of Carpenters and Joiners’ commitment to solid corporate governance and a strong Board of Directors. The Board believes that the Company’s existing plurality procedure for electing directors has produced a highly effective and independent Board over the years and does not feel that the majority vote proposal would improve either our corporate governance or our Board.
      Accordingly, the Board of Directors recommends that you vote “AGAINST” this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during 2004. To the best of our knowledge, all of these filing requirements were timely satisfied by our directors, executive officers and 10% stockholders. In making these statements, we have relied upon the written representations of our directors, executive officers and 10% stockholders and copies of their reports that have been filed with the SEC.
STOCKHOLDER PROPOSALS
      In accordance with SEC regulations, in order to be considered for inclusion in next year’s proxy statement, stockholder proposals and director recommendations or nominations for the 2006 Annual Meeting of Stockholders must be received on or before December 7, 2005. Please address your proposals to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.
HOUSEHOLDING
      Applicable rules permit us and brokerage firms to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy for the 2005 Annual Meeting or a 2004 Annual Report, you may find these materials on our website, www.bostonscientific.com, or you may request printed copies free of charge by contacting Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537 or by calling (508) 650-8555.
      A COPY OF OUR ANNUAL REPORT ON FORM 10-K IS AVAILABLE FREE OF CHARGE THROUGH OUR WEBSITE AT WWW.BOSTONSCIENTIFIC.COM OR BY REQUESTING IT IN WRITING FROM: BOSTON SCIENTIFIC CORPORATION, ATTN: INVESTOR RELATIONS, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2 and “AGAINST” PROPOSAL 3.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors

Nominees:

(01) Ray J. Groves;
(02) Peter M. Nicholas;
(03) Warren B. Rudman; and
(04) James R. Tobin

FOR ALL	WITHHOLD
NOMINEES	FROM ALL NOMINEES
☐	☐

For all nominees, except as noted below:
☐	(Print name of nominee(s) in the space provided below).

		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To vote upon a stockholder proposal to require majority voting for the election of directors	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

▲ FOLD AND DETACH HERE ▲

Electronic Proxy Materials

An electronic version of the Notice of Annual Meeting and Proxy Statement with respect to the Boston Scientific
Corporation Annual Meeting of Stockholders to be held on May 10, 2005, is also available at www.bostonscientific.com by selecting Webcasts and Reports from the Investor Relations section of the website and at www.proxyvoting.com/bsx.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time, May 9, 2005

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bsx		Telephone 1-800-540-5760		Mail Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

BOSTON SCIENTIFIC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints PETER M. NICHOLAS, PAUL W. SANDMAN, LAWRENCE J. KNOPF, and KRISTEN S. CAPLICE, each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the “Company”), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Bank of America Northeast Conference and Training Center, 100 Federal Street, Boston, Massachusetts on Tuesday, May 10, 2005, at 10:00 A.M. (Eastern Daylight Time), and at any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF AND PROXY STATEMENT FOR THE ANNUAL MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 and “AGAINST” PROPOSAL 3.

(Please sign and date on reverse side and return promptly in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Boston Scientific Corporation account online.

Access your Boston Scientific Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Boston Scientific Corporation, makes it easy and convenient to get current information on your shareholder account.

• View account status	• View certificate history
• Make address changes	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time